Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Exhibit 10.1

SECOND AGREEMENT AND AMENDMENT TO THE EXCLUSIVE

LICENSE AGREEMENT

This Second Agreement and Amendment (this “Second Amendment”) to both the Collaborative Research & License Agreement and first Agreement and Amendment to the Exclusive License Agreement (together, the “Amended Agreement”) is dated as of the 21st day of September, 2010 (the “Second Amendment Effective Date”), by and between Icagen, Inc., a Delaware corporation with offices at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703 (“Icagen”), and Pfizer Inc, a Delaware corporation with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”).

Capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such terms in the Amended Agreement.

WHEREAS, Pfizer and Icagen entered into the Collaborative Research & License Agreement as of the 13th day of August, 2007, and subsequently entered into a first Agreement and Amendment as of the 17th day of September, 2009, pursuant to which Icagen granted to Pfizer an exclusive license under certain patents and technology to develop and commercialize certain Compounds and Products, and the parties are engaged in the Research Program; and

WHEREAS, the parties hereto desire to extend the Research Term and to otherwise amend the Amended Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Extension of Research Term

1.1

The parties agree to extend the Research Term through the 31st day of December, 2011, and in accordance with Section 2.1 of the Amended Agreement, the Research Term is hereby extended for fifteen (15) months, such extension term (the “Fourth Commitment Year”) commencing the 1st day of October, 2010, and continuing through the 31st day of December, 2011.

1.2

Further to Section 4.2 of the Amended Agreement, during the Fourth Commitment Year the total Research Funding shall be five million and seventy-five thousand US Dollars ($5,075,000) which shall be payable by Pfizer to Icagen for research and development activities to be performed by FTEs at Icagen during the Fourth Commitment Year. The amount to be paid by Pfizer to Icagen per FTE per annum during the Fourth Commitment Year will be [**] US dollars ($[**]). Payments for FTEs will be made in advance on a quarterly basis at a level determined by the number of Icagen FTEs in each quarter performing the research and development activities detailed in the Research Plan and where the minimum number of Icagen FTEs in any given quarter will be [**] FTEs.

1.3	The parties hereby agree to negotiate in good faith and agree on the Research Plan for the Fourth Commitment Year on or before the 30th day of September, 2010.

2.	Additional Amendments to the Amended Agreement

2.1	Further to Section 2.8 (Collaboration Compounds) of the Amended Agreement, as previously amended, the following clause is added and incorporated as Section 2.8(d):

“(d)     In the event that Pfizer is endeavouring to meet its obligations to use Commercially Reasonable Efforts to achieve the objectives of the Research Program, the Research Plan and/or this Agreement and Pfizer identifies small molecule compounds or new chemical entity (defined here as “NCE”) Covered by Joint Patent Rights, then any such NCE shall, for all purposes under this Agreement, be deemed to be a Joint Compound, as defined herein.”

2.2	Section 1.36 of the Amended Agreement, as previously amended, is hereby further amended and restated in its entirety to read as follows:

“1.36    “Research Compound” means an Icagen Compound, Pfizer Compound or Joint Compound that was or is screened in the Research Program (or that is deemed to be a Compound pursuant to Section 2.3(c) or 2.8(d)), and that has activity against Research Target(s).”

2.3	Further to Section 14 (Miscellaneous), the following clause is added to and incorporated into the Amended Agreement as Section 14.11:

“The parties hereby undertake to promptly provide any and all Joint Technology that is primarily controlled, produced or stored by one party to the other party at the reasonable request of the receiving party or in any event no later than ninety (90) days before the end of the Research Term.”

3.	Press Release

Further to Section 6.3 of the Amended Agreement, the parties hereby agree to make a press release on the complete execution of this Second Amendment by both parties. The press release shall be substantially as written in Appendix A of this Second Amendment.

4.	Miscellaneous

4.1

The parties hereby confirm and agree that, as amended hereby, the Amended Agreement, including all other terms and conditions, remains in full force and effect and is a binding obligation of the parties hereto.

4.2	This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their duly authorized representatives.

ICAGEN, INC.		PFIZER INC

By:	/s/ Kay Wagoner	By:	/s/ Polly Murphy

Name: Kay Wagoner		Name: Polly Murphy
Title: Vice-President
Title: CEO

Appendix A: Press Release

ICAGEN ANNOUNCES SECOND RENEWAL OF PFIZER

COLLABORATION

RESEARCH TRIANGLE PARK, NC, September ___, 2010 – Icagen, Inc. (NASDAQ: ICGN) today announced an additional extension through December 2011 to an existing worldwide collaboration and licensing agreement with Pfizer aimed at discovering, developing and commercializing compounds that modify three specific sodium ion channels as new potential treatments for pain and related disorders.

For the past three years, Icagen and Pfizer have partnered to identify compounds that target three specific sodium ion channels in a global research and development collaboration overseen by a joint research committee. These sodium channels are important in the generation of electrical signals in nerve fibers that mediate the initiation, transmission and sensation of pain. By selectively targeting these ion channels, the companies seek to develop effective treatments for serious pain disorders.

During the extension period, Pfizer will continue to fund all aspects of the collaboration including research efforts at both companies and all clinical development costs. Pfizer also will continue to have exclusive worldwide rights to commercialize products resulting from the collaboration. Under the terms of the extended agreement, Pfizer will provide approximately $5 million in committed funding to Icagen through December 2011. Additionally, Icagen remains eligible to receive approximately $359 million in research, development, regulatory and commercialization milestones for each product. Icagen is also eligible to receive tiered royalties, against which the commercialization milestones are creditable, based upon product sales.

“We are very pleased to announce this extension of our collaboration with Pfizer,” noted P. Kay Wagoner, Ph.D., President and CEO of Icagen. “The collaboration has made substantial progress, as highlighted by the recent initiation of clinical studies with compounds directed against Nav1.7. In addition, we continue to make progress in identifying additional compounds targeting the sodium channels that form the basis for the collaboration. Pfizer has brought tremendous resources to bear upon this program, and we are delighted to work with such an extraordinary group of scientists as we pursue this very exciting avenue of research.”

Gillian Burgess, Ph.D., Chief Scientific Officer of Pfizer’s Pain Research Unit stated, “Icagen continues to be a key partner in this important area of pain research. Working together, the Pfizer and Icagen research team continues to make advances as we jointly seek to develop a new class of pain therapeutics.”

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